Exhibit 4.3

TIKCRO TECHNOLOGIES LTD.

TIKCRO 2003 STOCK OPTION PLAN
 (As amended through December 25, 2014)

A.  NAME AND PURPOSE

1.             Name:  This plan, as amended from time to time, shall be known as the “Tikcro 2003 Stock Option Plan” (the “Plan”).

2.             Purpose: The purpose and intent of the Plan is to provide incentives to employees, directors, consultants and contractors of Tikcro Technologies Ltd., a company organized under the laws of the State of Israel, and any of its subsidiaries or affiliates (unless the context suggests otherwise - collectively, the “Company”) by providing them with opportunities to purchase Ordinary Shares (“Shares”) of the Company, pursuant to a plan approved by the Board of Directors of the Company (the “Board”) which is designed to enable the Company to issue options to purchase Shares (“Options”) and/or Shares and/or restricted shares (as provided in Section 13 herein) (“Restricted Stock”) and/or restricted stock units (as provided in Section 13 herein) (“RSUs”) (each of Options, Shares, Restricted Stock or RSUs - “Awards”). Grants of Awards pursuant to the Plan will be subject to applicable tax laws, which may include, but not be limited to, the provisions of the US Internal Revenue Code of 1986, as amended (the “Code”), regarding incentive stock options (“ISO’s”) (Code Section 422), US non-statutory stock options (“NSO’s”) (not intended to satisfy the requirements of Code Section 422), or to Section 102 of the Israeli Income Tax Ordinance [New Version] 1961.

B.  GENERAL TERMS AND CONDITIONS OF THE PLAN

3.             Administration:

3.1           The Board may appoint a Share Incentive Committee which will consist of such number of Directors or officers of the Company, as may be fixed from time to time by the Board. The Board shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused. The Plan will be administered by the Share Incentive Committee, or where not permitted according to any applicable law, by the Board (collectively - the “Committee”).

3.2           The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine.  Actions taken by a majority of the members of the Committee, at a meeting at which a majority of its members is present, or acts reduced to, or approved in, writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.3           Subject to the general terms and conditions of this Plan, the Committee shall have the full authority in its discretion, from time to time and at any time, to determine (i) the persons (the "Grantees") to whom Awards shall be granted , (ii) the number of Shares subject to each Award, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions, including performance conditions (if applicable), on which such Awards may vest or be exercised and on which such Shares shall be paid for, (v) the type of plan or taxation route that shall govern the Awards, as applicable (ISO, NSO, Section 102 or otherwise), (vi) to establish sub plans (“Sub Plan”) for certain Grantees, as determined by the Committee (each Sub Plan shall be considered a Plan for purposes of this Plan), and/or (vi) any other matter which is necessary or desirable for, or incidental to the administration of the Plan.

3.4           The Committee may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary.  No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Award granted thereunder.

3.5           The interpretation and construction by the Committee of any provision of the Plan or of any Award thereunder shall be final and conclusive unless otherwise determined by the Board.

4.             Eligible Grantees:

4.1           The Committee, at its discretion, may grant Awards to any employee, director, consultant or contractor of the Company.  Anything in this Plan to the contrary notwithstanding, grants of Awards to directors, shall be authorized and implemented only in accordance with the provisions of applicable law.

4.2           The grant of an Award to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of Awards pursuant to this Plan or any other incentive plan of the Company.

5.	Grant of Awards and Issuance of Shares, Dividends and Shareholders Rights:

5.1           The effective date of the grant of an Award (the "Date of Grant") shall be the date the Committee resolved to grant the Award, unless otherwise. specified by the Committee in its determination relating to the grant of such Award.

5.2           Anything herein to the contrary notwithstanding, Awards granted under the Plan to Grantees may be granted by the Company to a trustee designated by the Committee and, if required under applicable law, approved by the Israeli Commissioner of Income Tax (the "Trustee"), and the Trustee shall hold each such Award and the Shares issued upon exercise thereof in trust (the "Trust") for the benefit of the Grantee in respect of whom such Award was granted (the "Beneficial Grantee").  All certificates representing Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the Trust as herein provided.

5.3           (a)           With respect to Awards granted to the Trustee under Section 102(b) of the Israeli Income Tax Ordinance (“102 Awards”), the following shall apply:

 (i)             A Grantee granted 102 Awards shall not be entitled to sell the Shares received upon vesting or exercise thereof, as applicable (the “Exercised Shares”), or to transfer such Exercised Shares (or such 102 Awards) from the Trust prior to the “End of the Period” (as defined in Section 102 of the Income Tax Ordinance);

 (ii)             Any and all rights issued in respect of the Exercised Shares, including bonus shares but excluding cash dividends (“Rights”(, shall be issued to the Trustee and held by the Trustee until the End of the Period, and such Rights shall be subject to the taxation route which is applicable to such Exercised Shares.

Notwithstanding the aforesaid, Exercised Shares or Rights may be sold or transferred, and the Trustee may release such Exercised Shares (or 102 Awards) or Rights from Trust, prior to the End of the Period, provided however, that tax is paid or withheld in accordance with Section 102(b)(4) of the Ordinance, and subject to the other provisions of this Plan.

(b)         In the event an Award is granted under Section 102(c) of the Income Tax Ordinance to a Grantee who is an employee at the time of such grant, if the Grantee’s employment is terminated, for any reason, such Grantee shall provide the Company with a guarantee or collateral, as determined by the Committee, securing the payment of all taxes required to be paid upon the sale of the Exercised Shares or its issuance, as the case may be.

5.4           Dividend.  All Exercised Shares shall entitle the Grantee thereof to receive dividends with respect thereto. For so long as Shares deposited with the Trustee on behalf of a Beneficial Grantee are held in the Trust, the cash dividends paid or distributed with respect thereto shall be distributed directly to such Beneficial Grantee, subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 of the Ordinance, the 102 Rules and the regulations or orders promulgated thereunder.

5.5           Voting Rights; Shareholder Rights.  Unless determined otherwise by the Committee, any Exercised Shares or Restricted Stock shall be entitled to the voting rights at the Company’s general meeting attached to such Exercised Shares or Restricted Stock (which shall not be restricted with respect to voting rights unless otherwise determined by the Committee). As long as the Exercised Shares or Restricted Stock are held by the Trustee, the voting rights at the Company’s general meeting attached to such Exercised Shares or Restricted Stock will remain with the Trustee. However, the Trustee shall not be obligated to exercise such voting rights at general meetings nor notify the Grantee of any Shares held in the Trust, or of any meeting of the Company’s shareholders. Notwithstanding the aforesaid, each Beneficial Grantee will be entitled to receive a voting proxy from the Trustee with respect to the Exercised Shares or Restricted Stock held by the Trustee for the benefit of such Beneficial Grantee and to vote any such shares in accordance with said voting proxy at general meetings of the Company.

Subject to the aforesaid in this section and without deviating fro the aforesaid, the holder of an Award shall have no shareholder rights with respect to the Shares subject to such Award until such person (i) shall have his or her Restricted Stock or RSUs vest; and/or (ii) shall have exercised his/her Option, if applicable; and (iii) has paid the Exercise Price, if any; and (iv) has become the record holder of the Exercised Shares.

6.            Reserved Shares: Upon the issuance of any Options or RSUs under the Plan, an applicable number of Shares shall be reserved for issuance in respect of such Options or RSUs, respectively.  All Shares under the Plan, in respect of which a right hereunder of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall no longer be reserved for issuance under the Plan.  The Committee shall have full authority in its discretion to determine that the Company may issue, for the purposes of the Plan, previously issued Shares that are held by the Company, from time to time, as Dormant Shares (as such term is defined in the Companies Law, 1999).

7.            Vesting and Re-pricing:

7.1           The Committee in its discretion may grant to Grantees Awards available under the Plan. Unless otherwise specified by the committee, each Option shall expire ten years after the Date of Grant or otherwise as provided in section 10.1 below, and each Option and/or RSU and/or Restricted Stock shall vest in accordance with the vesting schedule that shall be determined by Committee (per Grantee), at the Committee’s sole discretion.

7.2           Repricing of Options. Subject to applicable law, the Committee shall have full authority to, at any time and from time to time, without the approval of the shareholders of the Company, (i) grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having an exercise price lower than provided in the Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan, or (ii) effectuate a decrease in the Exercise Price (see Section 8 below) of outstanding Options. At the full discretion of the Committee such actions may be brought before the shareholders of the Company for their approval.

8.            Exercise Price of Options: The exercise price per Share covered by each Option shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to guidelines as shall be issued by the Board from time to time (“Exercise Price”).

9.            Exercise of Options:

9.1           Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan. Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option has not been exercised and the Shares covered thereby not paid for within ten (10) years after the Date of Grant (or any shorter period determined by the Committee) or otherwise as provided in section 10.1(d) below, such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire. The option committee may limit execution of Options for certain periods.

9.2           Each payment for Shares shall be in respect of a whole number of Shares, and shall be effected in cash or by a bank’s check payable to the order of the Company, or such other method of payment acceptable to the Company.

10.          Termination of Employment or Service with regards to Options:

10.1           In the event that a Grantee who was an employee of the Company on the Date of Grant of any Options ceases, for any reason, to be employed by the Company (“Termination of Employment”), all Options theretofore granted to such Grantee when such Grantee was an employee of the Company shall terminate as follows (for the purpose of this Plan, the date of Termination of Employment shall be deemed as occurring not later than two months after notifying the employee of termination, or receiving notice of termination from the employee, as the case may be, unless determined otherwise by the Company’s management (“Date of Termination of Employment”)):

  (a)           All such Options, which are not vested at the Date of Termination of Employment shall terminate immediately.

                  (b)           If the Grantee’s Termination of Employment is due to (i) the Grantee has committed any flagrant criminal offense, or (ii) the Grantee has committed a fraudulent act towards the Company, or (iii) the Grantee caused intentionally, by act or omission, any financial damage to the Company, all the Options whether vested or not shall ipso facto expire immediately and be of no legal effect.

  (c)           Subject to Sub Sections (a) and (b) above, unless otherwise determined by the Committee, all vested Options shall expire six months following the Date of Termination of Employment, if not exercised prior to such date.

10.2           The transfer of a Grantee from the Company to the affiliated Company, shall not be deemed a Termination of Employment for purposes hereof.  Whether an authorized leave of absence on military, governmental or public service or otherwise, or termination of employment under certain conditions, shall constitute Termination of Employment for the purposes hereof shall be conclusively determined by the Committee.

10.3           In the event that a Grantee who is a director, consultant or contractor of the Company, ceases, for any reason, to serve as such prior to the vesting of any of his Options, all Options theretofore granted to such Grantee which are not yet so vested in such Grantee shall terminate on such date of cessation of service as a director, consultant or contractor (“Date of Cessation”) and the provisions of Sections 10.1(a), 10.1(b), 10.1(c) and 10.1(d) shall apply ,mutatis mutandis, to such cessation of service.  For the purposes of this Section 10, Date of Cessation shall mean:

(a)           With regard to directors, the date on which a director submits notice of resignation from the Board or the date on which the shareholders of the Company remove such director from the Board; and

(b)           With regard to consultants and contractors, the date on which the consulting or contractor agreement between such consultant or contractor, as applicable, and the Company or the date on which either of the parties to such agreement sends the other notice of its intention to terminate said agreement.

10.4                      Notwithstanding the foregoing provisions of this Section 10, the Committee may provide, either at the time an Option is granted or thereafter, that such Option may be exercised after the periods provided for in this Section 10, but in no event beyond the term of the Option.

11.           Adjustment Upon Changes in Capitalization:

11.1           Unless determined otherwise by the Committee, Subject to any required action by the shareholders of the Company, the number of Shares subject to each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Shares subject to  each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares or the payment of a stock dividend (bonus shares) with respect to the Shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

11.2           Unless otherwise provided by the Board, in the event of the proposed dissolution or liquidation of the Company, all outstanding Awards will terminate immediately prior to the consummation of such proposed action.

11.3           If, upon a Merger or Sale of all of the Company’s Assets (as hereinafter defined) (each of which shall be referred to herein as a “Corporate Transaction”), the consideration received (the “Consideration”) shall be the exchange of the securities of the Company for the securities of another corporation or a parent or subsidiary of such other corporation (each, a “Successor Entity”), then, each Award may, among other things, at the sole and absolute discretion of the Committee, either:

(i)           Be substituted for a Successor Entity Award such that the Grantee may exercise the Successor Entity Award or have it vested, as the case may be, for such number and class of securities of the Successor Entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option been exercised or the RSU or Restricted Stock been vested, immediately prior to the effective date of such Corporate Transaction, given the exchange ratio or consideration paid in the Corporate Transaction, the vesting of the Awards and such other terms and factors that the Committee determines to be relevant for purposes of calculating the number of Successor Entity Awards granted to each Grantee; or

(ii)           Be assumed by any successor entity such that the Grantee may exercise the Option or have his/her RSU vest, for such number and class of securities of the successor entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option been exercised or the RSU or Restricted Stock been vested immediately prior to the effective date of such Corporate Transaction, given the exchange ratio or consideration paid in the Corporate Transaction, the vesting of the Awards and such other terms and factors that the Committee determines to be relevant for this purpose.

In the event of a clause (i) or clause (ii) action, appropriate adjustments shall be made to the Exercise Price per Share to reflect such action.

Immediately following the consummation of the Corporate Transaction, all outstanding unexercised or unvested Awards, as applicable, shall terminate and cease to be outstanding, except to the extent assumed by a successor entity.

Notwithstanding the foregoing, and without derogating from the power of the Committee pursuant to the provisions of this Plan, the Committee shall have full authority and sole discretion to determine that any of the provisions of Sections 11.3 shall apply in the event of a Corporate Transaction in which the consideration received by the shareholders of the Company is not solely comprised of securities of a Successor Entity, or in which such consideration is solely cash or assets other than securities of a Successor Entity.

Anything herein to the contrary notwithstanding, the provisions of this Section 11.3 shall be subject to all the terms and provisions of the Plan remaining in full force and effect.

“Merger” means a merger or consolidation or a similar business combination, in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction.

“Sale of All of the Company’s Assets” means the sale, transfer or other disposition of all or substantially all of the Company’s assets.

11.4           Subject to any provision in the Article of Association of the Company and to the Board’s sole and absolute discretion, in the event of the sale or any other disposition (including in a Corporate Transaction) of all or substantially all of the issued and outstanding share capital of the Company (“Sale”), each Grantee shall be obligated to participate in such Sale and sell his or her Shares and/or Awards in the Company, provided, however, that each such Share or Award shall be sold at a price equal to that of any other Ordinary Share sold under the Sale (and, unless determined otherwise by the Board, in respect of Options, minus the applicable Exercise Price), while accounting for changes in such price due to the respective terms of any such Award, and subject to the absolute discretion of the Board.

With respect to Shares or Awards held in Trust the following procedure will be applied:  The Trustee will transfer the Shares or Awards held in Trust and sign any document in order to effectuate the transfer of such Shares or Awards, provided, however, that the Trustee receives a notice from the Board, specifying that: (i) a Sale is to occur, and therefore the Trustee is obligated to transfer the Shares or Awards held in Trust under the provisions of this Section 11.4; and (ii) the Company is obligated to withhold at the source all taxes required to be paid upon release of the Shares or Awards from the Trust and to provide the Trustee with evidence, satisfactory to the Trustee, that such taxes indeed have been paid; and (iii) the Company is obligated to transfer the consideration for the Shares or Awards directly to the Grantees.

Whether any sale or disposition of “substantially all of the issued and outstanding share capital of the Company” constitutes a “Sale” for purposes of this section shall be finally and conclusively determined by the Board in its absolute discretion.

12.           Limitations on Transfer:  Unless otherwise determined by the Committee, no Award shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised and/or RSU may vest during the lifetime of the Grantee only by such Grantee or by such Grantee's guardian or legal representative.  The terms of such Award shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

13.          Restricted Stock Units and Restricted Stock:

Restricted Stock Units

13.1           Subject to the sole and absolute discretion and determination of the Committee, the Committee may decide to grant under this Plan, Restricted Stock Unit(s), referred to as RSU(s). A RSU is a right to receive a Share of the Company, under certain provisions, for a consideration of no more than the underlying Share’s nominal value.  In addition, upon the lapse of the vesting period of an RSU, such RSU shall automatically vest into an Exercised Share of the Company and the Grantee shall pay to the Company its nominal value as a precondition to any receipt of such Share.

13.2           Unless determined otherwise by the Committee, in the event of a Termination of Employment, all RSUs theretofore granted to such Grantee when such Grantee was an employee, director, service provider, consultant or constructor of the Company, as the case may be, that are not vested on the Date of Cessation, shall terminate immediately and have no legal effect.

13.3           Notwithstanding the foregoing provisions of this Section 13, the Committee shall have the discretion, exercisable either at the time an RSU is granted or thereafter, to permit an unvested RSU to continue to vest into an Exercised Share, during the applicable vesting period even following the Date of Cessation, with respect to one or more additional installments in which the Grantee would have vested under the RSU had the Grantee continued in the employ or service of the Company.

13.4           Notwithstanding the foregoing provisions of this Section 13, and for the avoidance of doubt, the transfer of a Grantee from the Company to an affiliated Company, shall not be deemed a Termination of Employment for purposes hereof.  Whether an authorized leave of absence on military, governmental or public service or otherwise, or termination of employment under certain conditions, shall constitute Termination of Employment for the purposes hereof shall be conclusively determined by the Committee.

13.5           All other terms and conditions of this Plan applicable to Options, shall apply to RSUs mutatis mutandis, and, for the purpose of reading and interpreting this Plan, the term Option(s) shall be substituted by the term RSU(s), as applicable.

Restricted Stock

13.6           The Committee may grant Shares that are subject to vesting and re-sale restrictions, referred to as Restricted Stock, to any eligible employee, director or consultant, including under Section 102 of the Ordinance. Each grant of Restricted Stock under the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Stock Agreement”), in such form as the Committee shall from time to time approve, which Restricted Stock Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

(i)	Number of Shares. Each Restricted Stock Agreement shall state the number of shares of Restricted Stock to be subject to an Award.

(ii)
Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the Award is granted (the "Restricted Period").  The Committee may also impose such additional or alternative restrictions and conditions on the Shares of Restricted Stock, as it deems appropriate including the satisfaction of performance criteria determined by the Committee. Certificates for Shares issued pursuant to Restricted Stock Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect.  During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Committee, or, if a Restricted Stock Award is made as a 102 Award, by the Trustee. In determining the Restricted Period of an Award the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded Shares pursuant to a vesting schedule determined by the Committee.

(iii)
Forfeiture. Subject to such exceptions as may be determined by the Committee, if the Grantee's continuous employment or director or consultant relationship with the Company or any Subsidiary shall terminate for any reason prior to the expiration of the Restricted Period of an Award, any shares remaining subject to restrictions shall thereupon be forfeited by the Grantee and transferred to, and reacquired by, the Company or a Subsidiary at no cost to the Company or Subsidiary, subject to all applicable law.

(iv)
Ownership. Unless determined otherwise by the Committee, during the Restricted Period the Grantee shall possess all incidents of ownership of such Shares, subject to Section 5.5 and Section 13.4(ii) above, excluding the right to receive dividends with respect to such Shares.

14.           Term and Amendment of the Plan:

14.1           The Plan shall terminate upon the earlier of (i) December 31, 2023 or (ii) the termination of all outstanding Awards in connection with a Corporate Transaction.  All Awards outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the Plan and the documents evidencing such Awards.

14.2           Subject to applicable laws and regulations, the Board in its discretion may, at any time and from time to time, amend this Plan, including effecting the following amendments without the approval of the Shareholders of the Company: (i) expanding the class of participants eligible to participate in the Plan; and/or (ii) expanding the types of options or awards provided under the Plan and/or (iii) extending the duration of the Plan. Notwithstanding the aforesaid, at the full discretion of the Board any of the above actions may be brought before the shareholders of the Company for their approval. However, no amendment or modification shall adversely affect any rights and obligations with respect to Awards at the time outstanding under the Plan, unless the applicable Grantee consents to such amendment or modification.

15.           Tax Consequences:  All tax consequences and obligations regarding any other compulsory payments (of the Company or the Grantee) arising from the grant or exercise of any Award, from the payment for, or the subsequent disposition of, Shares covered thereby or from any other event or act (of the Company or the Trustee or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax or other compulsory payment, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or other compulsory payment from any payment made to the Grantee.

16.           Miscellaneous:

16.1           Continuance of Employment.  Neither the Plan nor the grant of an Award thereunder shall impose any obligation on the Company to continue the employment of any Grantee, and nothing in the Plan or in any Award granted pursuant thereto shall confer upon any Grantee any right to continue in the employ of the Company, or restrict the right of the Company to terminate such employment at any time.

16.2           Governing Law.  The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of New York. All disputes related to this Plan shall be resolved in accordance with commercial arbitration law by a single arbitrator selected by the Company.

16.3           Application of Funds.  The proceeds received by the Company from the sale of Shares pursuant to the exercise or vesting of Awards  granted under the Plan will be used for general corporate purposes of the Company.

16.4           Multiple Agreements.  The terms of each Award may differ from other Awards granted under the Plan at the same time, or at any other time.  The Committee may also grant more than one grant of Awards to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Grantee.  The grant of multiple Awards may be evidenced by a single instrument of grant or multiple instruments of grant, as determined by the Committee.

16.5           Non-Exclusivity of the Plan.  The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of share-based Awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.